Exhibit 99.1

Hannon Armstrong Announces 52% Increase in 2016 GAAP Earnings to $0.32 per Share and 15%

Increase in 2016 Core Earnings to $1.20 per Share

ANNAPOLIS, Md., Feb. 23, 2017 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company;” NYSE: HASI), a leading investor in sustainable infrastructure, including energy efficiency and renewable energy, today reported earnings as shown in the table below:

	For the Three Months Ended December 31, 2016		For the Three Months Ended December 31, 2015
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net income	$4,408	$0.09	$2,246	$0.05
Core Earnings	$13,123	$0.29	$9,475	$0.25

	For the Year Ended December 31, 2016		For the Year Ended December 31, 2015
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net income	$14,652	$0.32	$7,958	$0.21
Core Earnings	$50,529	$1.20	$33,508	$1.04

The difference between GAAP net income and Core Earnings is primarily the result of adjusting for distributions, net of an estimated return of capital, from our equity method investments in renewable energy projects and adding back non-cash equity-based compensation. A reconciliation of our GAAP net income to Core Earnings is included in this press release.

“We invested over $1 billion in sustainable infrastructure projects in the U.S. in 2016, reducing energy costs and supporting U.S.-based jobs with each investment,” said Hannon Armstrong President & CEO, Jeffrey Eckel. “Looking forward, investment opportunities remain strong as we continue to see demand for energy efficiency, including C-PACE, and for renewables due to state renewable portfolio standards and corporate procurements.”

Highlights

•	Completed approximately $1.1 billion of transactions for the year, compared to approximately $935 million in 2015

•	Delivered 52% annual GAAP EPS growth and 15% annual Core EPS growth in 2016 over 2015

•	Grew balance sheet above $1.7 billion, now totaling over 130 separate investments

•	10% increase in quarterly dividend to $0.33 per share, for an annualized yield of 6.9% based on our closing stock price of $19.19 on February 22, 2017

•	67% fixed-rate debt, with target increased to 60% to 85% from 50% to 70%

•	Debt to equity ratio of 1.7 to 1 as of December 31, 2016

•	Diversified pipeline of over $2.5 billion

“We continue to project double digit core earnings per share growth and total shareholder return in 2017,” continued Eckel. “Our long dated assets provide us with a stable base for future earnings, and our focus on investing in U.S. infrastructure remains a strength.”

Guidance

The Company is targeting annualized double-digit Core Earnings per share growth at the mid point of its 8% to 12% Core Earnings growth range for 2017. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; and (iv) changes in costs and expenses reflective of the Company’s forecasted operations. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Non-GAAP Financial Measures section of this press release.

Portfolio

Our Portfolio totaled approximately $1.6 billion as of December 31, 2016, and included approximately $0.5 billion of energy efficiency investments and approximately $1.1 billion of renewable energy (wind and solar) transactions. The following is an analysis of our Portfolio by type of obligor and credit quality as of December 31, 2016:

	Investment Grade
	Government (1)	Commercial Investment Grade(2)	Commercial Non- Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments(4)	Total
	($ in millions)
Financing receivables and Investments	$564	$514	$22	$1,100	$—	$1,100
Real estate(5)	—	172	—	172	—	172
Equity method investments	—	—	—	—	363	363

Total	$564	$686	$22	$1,272	$363	$1,635

% of Debt and Real Estate Portfolio	44%	54%	2%	100%	N/A	N/A
Average Remaining Balance(6)	$12	$10	$11	$11	$19	$12

(1)	Transactions where the ultimate obligor is the U.S. Federal Government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $337 million of U.S. Federal Government transactions and $227 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $10 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $289 million of internally rated residential solar loans made on a nonrecourse basis to special purpose subsidiaries of SunPower Corporation, for which we rely on certain limited indemnities, warranties, and other obligations of SunPower Corporation or its other subsidiaries.
(3)	Transactions where the projects or the ultimate obligors are commercial entities, including institutions such as hospitals or universities, that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).

(4)	Consists of ownership interests in operating renewable energy projects.
(5)	Includes the real estate and the lease intangible assets through which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(6)	Excludes 88 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $31 million.

Fourth Quarter Financial Results

Revenue grew by $4 million, or 23%, in the quarter as compared to last year. Increases were primarily driven by growth in the Portfolio to $1.6 billion from $1.3 billion at December 31, 2015 and gain on sale and fee income, which was $4 million for the three months ended December 31, 2016, as compared to $3 million for the same period last year. In addition, GAAP equity method income grew by $3 million and core equity method income grew by $2 million over the same quarter last year due to increased renewable energy equity investments. The growth in revenue and income from the equity method investments were the key drivers of the growth in both GAAP net income and Core Earnings for the fourth quarter. A reconciliation of our GAAP net income to Core Earnings is included in this press release

The growth in revenue and income from the equity method investments was offset by an approximately $5 million increase in interest expense for the three months ended December 31, 2016, as compared to the same period the previous year. This increase was the result of higher average levels of nonrecourse debt outstanding in 2016 as compared to 2015 due to approximately $295 million of debt being added in December 2015, as well as the impact of higher interest rates.

Other expenses (compensation and benefits and general and administrative expenses) stayed flat for the three months ended December 31, 2016, as compared to the same period in 2015. An analysis of our fixed-rate debt and leverage ratios is shown in the chart below.

	As of
	December 31, 2016	% of Total	December 31, 2015	% of Total
	($ in millions)
Floating-Rate Borrowings(1)	$320	33%	$260	29%
Fixed-Rate debt(2)	$655	67%	$651	71%

Total	$975	100%	$911	100%

Leverage(3)	1.7 to 1		2.1 to 1

(1)	Floating-Rate Borrowings include borrowings under our floating-rate credit facility and approximately $37 million and approximately $13 million of nonrecourse debt that has not been hedged as of December 31, 2016, and December 31, 2015, respectively.
(2)	Fixed-Rate debt includes the present notional value of nonrecourse debt that is hedged using interest rate swaps.
(3)	Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

“We continued to maintain our fixed-rate debt at the high end of the 50% to 70% range. However, given the continued focus of the Federal Reserve on raising rates, we believe it is prudent to increase the fixed-rate debt target to 60% to 85% despite the higher related interest costs,” said Chief Financial Officer Brendan Herron.

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today, February 23, 2017, at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-888-713-4542, or for international callers, 1-913-312-1391. A replay will be available beginning two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 1597683. The replay will be available until March 2, 2017.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) invests in the sustainable infrastructure markets, including energy efficiency and renewable energy. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring, and predictable cash flows. We are based in Annapolis, Maryland.

Forward-Looking Statements

Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “target,” or similar expressions, are intended to identify such forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, as well as in other reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support energy efficiency, renewable energy and sustainable infrastructure projects and that enhance the economic feasibility of energy efficiency, renewable energy and sustainable infrastructure projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to finance energy efficiency, renewable energy and sustainable infrastructure projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of financing;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. federal, state and local governments and changes to U.S. federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities; economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	rates of default or decreased recovery rates on our assets

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets;

•	rates of default or decreased recovery rates on our assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification, as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exception from registration under the Investment Company Act of 1940, as amended;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.

The risks included here are not exhaustive. Our Form 10-K or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

We calculate Core Earnings as U.S. GAAP net income excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, one-time acquisition related costs, if any, and any non-cash tax charges. We also make an adjustment to account for our equity method investments in the renewable energy projects as described below. In the future, Core Earnings may also exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Our equity method investments in the renewable energy projects are structured using typical partnership “flip” structures where we, along with other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership flips and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests with the institutional investors retaining an ongoing residual interest. The cash flows in renewable energy projects are often significantly different from the net income due to high levels of depreciation and other non-cash expense and the agreed upon allocation of cash flow in a project with these preferred returns may be different than the profit and loss allocation.

Under U.S. GAAP, we account for these investments utilizing the hypothetical liquidation at book value method (“HLBV”), in this case, at the end of the immediately preceding quarter. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. Given the structure of the investments, we negotiated the purchase prices of our renewable energy investments based on our assessment of the expected cash flows we will receive from each investment discounted back to net present value based on a discount rate that represented an expected yield on the investment. This is similar to how we value the expected cash flows in financing receivables. In an attempt to treat these investments in a manner similar to our other investments and our initial valuation and because we are entitled to receive a preferred return of cash flows on our investments independent of how profits and losses are allocated, in calculating Core Earnings for the below periods, we include as Core Earnings the distributions received from these investments less an estimated return of capital. Generally, under this methodology, we reflect our initial capital investment as being amortized over the life of the project using a constant yield. The initial constant yield we selected is equal to the discount rates we determined when making our investment decisions. On at least a quarterly basis, we will review and, if appropriate, adjust the discount rates and the expected amortization for purposes of calculating Core Earnings in future periods, as necessary, to reflect changes in both actual cash flows received and our estimates of the future cash flows from the projects. Our allocation of profits and losses in certain of our equity investment transactions is projected to change in 2019, which is expected to result in an increase in the amount of HLBV profits or losses allocated to us.

As of December 31, 2016, we have outstanding borrowings of approximately $239 million, most of which are on a nonrecourse basis, using our equity method investments as collateral. Included in our U.S. GAAP investment interest expense for the year ended December 31, 2016, was approximately $14 million of interest expense related to these loans secured by our equity method investments. For the year ended December 31, 2016, we collected cash distributions from our renewable energy equity investments of approximately $56 million, of which $24 million represents our Core Earnings adjustment for these investments based upon the constant yield methodology discussed above.

We believe that Core Earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses Core Earnings in this way. We believe that our investors also use Core Earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of Core Earnings is useful to (and expected by) our investors.

However, Core Earnings does not represent cash generated from operating activities in accordance with U.S. GAAP and should not be considered as an alternative to net income (determined in accordance with U.S. GAAP), or an indication of our cash flow from operating activities (determined in accordance with U.S. GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the core earnings reported by other REITs.

Guidance

In forecasting its Core Earnings for 2017, the Company estimated Core Earnings using the method described above. To also forecast a comparable U.S. GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast for 2017 under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. U.S. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regards to when a partnership transactions flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected U.S. GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a U.S. GAAP reconciliation table related to its 2017 Core Earnings guidance.

Reconciliation of our GAAP net income to Core Earnings

We have calculated our Core Earnings and provided a reconciliation of our GAAP net income to Core Earnings for the three months and year ended December 31, 2016 and 2015 in the tables below:

	For the Three Months Ended
	December 31, 2016	Per Share	December 31, 2015	Per Share
	($ in thousands, except for per share data)
Net income attributable to controlling shareholders	$4,408	$0.09	$2,246	$0.05
Adjustments:
Equity method adjustments (1)	5,823		3,861
Non-cash equity-based compensation charge (2)	2,602		2,913
Other Core Adjustments (3)	290		455

Core Earnings (4)	$13,123	$0.29	$9,475	$0.25

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core Earnings per share for the three months ended December 31, 2016 and December 31, 2015, are based on 45,964,465 shares and 37,429,369 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes the unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the operating partnership as the income attributable to the minority interest is also included.

	For the Year Ended
	December 31, 2016	Per Share	December 31, 2015	Per Share
	($ in thousands, except for per share data)
Net income attributable to controlling shareholders	$14,652	$0.32	$7,958	$0.21
Adjustments:
Equity method adjustments (1)	24,381		13,405
Non-cash equity-based compensation charge (2)	10,054		10,641
Other Core Adjustments (3)	1,442		1,504

Core Earnings (4)	$50,529	$1.20	$33,508	$1.04

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core Earnings per share for the year ended December 31, 2016 and December 31, 2015, are based on 41,940,480 shares and 32,310,395 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period and includes the unvested restricted stock and the shares issuable upon redemption of limited partnership interests in the operating partnership as the income attributable to the minority interest is also included.

The table below provides a reconciliation of the Other Core Adjustments:

	For the Three Months Ended		For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	($ in thousands)
Adjustments:
Real estate intangibles (1)	$211	$391	$1,135	$1,179
Amortization of intangibles (2)	50	50	203	203
Net income attributable to minority interest	29	14	104	76
Non-cash provision benefit for taxes	—	—	—	46

Other Core Adjustments	$290	$455	$1,442	$1,504

(1)	Reflects add back of non-cash amortization of lease intangibles.
(2)	Adds back non-cash amortization of pre IPO intangibles.

The table below provides a reconciliation of the GAAP SG&A Expenses to Core SG&A Expenses:

	For the Three Months Ended		For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	($ in thousands)
SG&A Expenses (GAAP)
Compensation and benefits (GAAP)	$4,380	$4,617	$18,877	$16,788
General and administrative (GAAP)	2,164	1,895	8,293	7,256

Total SG&A Expenses (GAAP)	6,544	6,512	27,170	24,044

Adjustments:
Non-cash equity-based compensation charge (1)	(2,602)	(2,913)	(10,054)	(10,641)
Amortization of intangibles (2)	(50)	(50)	(203)	(203)

Core SG&A Expenses Adjustments	(2,652)	(2,963)	(10,257)	(10,844)

Core SG&A Expenses	$3,892	$3,549	$16,913	$13,200

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding shares related to stock based compensation are included in Core Earnings per share calculation.
(2)	Adds back non-cash amortization of pre IPO intangibles.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Interest income, financing receivables	$12,024	$10,794	$48,202	$37,404
Interest income, investments	519	375	1,822	1,493
Rental income	3,165	2,467	11,933	9,107
Gain on sale of receivables and investments	3,761	2,269	17,425	9,224
Fee income	393	290	1,816	1,451

Total Revenue	19,862	16,195	81,198	58,679
Expenses:
Investment interest expense	12,296	7,445	45,241	26,385
Compensation and benefits	4,380	4,617	18,877	16,788
General and administrative	2,164	1,895	8,293	7,256

Total Expenses	18,840	13,957	72,411	50,429

Income before equity method investments in affiliates	1,022	2,238	8,787	8,250
Income (loss) from equity method investments in affiliates	3,433	63	6,110	(98)

Income before income taxes	4,455	2,301	14,897	8,152
Income tax expense	(18)	(41)	(141)	(118)

Net Income	$4,437	$2,260	$14,756	$8,034

Net income attributable to non-controlling interest holders	29	14	104	76

Net Income Attributable to Controlling Shareholders	$4,408	$2,246	$14,652	$7,958

Basic earnings per common share	$0.09	$0.05	$0.32	$0.21

Diluted earnings per common share	$0.09	$0.05	$0.32	$0.21

Weighted average common shares outstanding—basic	44,358,245	35,848,473	40,290,717	30,761,151
Weighted average common shares outstanding—diluted	44,358,245	35,848,473	40,290,717	30,761,151

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 and DECEMBER 31, 2015

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2016	December 31, 2015
Assets
Financing receivables	$1,042,237	$783,967
Financing receivables held-for-sale	—	60,376
Investments available-for-sale	58,058	29,017
Real estate	172,257	155,699
Equity method investments in affiliates	363,297	318,769
Cash and cash equivalents	29,428	42,645
Other assets	80,610	79,148

Total Assets	$1,745,887	$1,469,621

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$25,219	$17,875
Deferred funding obligations	170,892	108,499
Credit facilities	283,346	247,350
Nonrecourse debt (secured by assets of $864 million and $815 million, respectively)	692,091	663,791

Total Liabilities	1,171,548	1,037,515

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 46,493,155 and 37,010,603 shares issued and outstanding, respectively	465	370
Additional paid in capital	663,744	482,431
Retained deficit	(92,213)	(52,701)
Accumulated other comprehensive income (loss)	(1,388)	(1,905)
Non-controlling interest	3,731	3,911

Total Stockholders’ Equity	574,339	432,106

Total Liabilities and Stockholders’ Equity	$1,745,887	$1,469,621

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